Exhibit 3.1.2

[SEAL]	ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: www.nvsos.gov	FILED #C29846-00 OCT 10 2008 IN THE OFFICE OF /s/ Ross Miller ROSS MILLER, SECRETARY OF STATE

CERTIFICATE OF AMENDMENT (PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.           Name of corporation:

The KingThomason Group, Inc.

2.           The articles have been amended as follows (provide article numbers, if available):

Article I – The name of the corporation is:

Hardwired Interactive, Inc.

3.
The vote by which the stockholders holding the shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  7,926,193 – 57% For.

4.           Effective date of filing (optional):

5.           Officer Signature (required):

By:	/s/ Thomas E. King III
Thomas E. King III